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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" and to the use of our report dated January 31, 2003, except for Notes 3 and 4, as to which the date is September 18, 2003, relating to the consolidated financial statements of Hornbeck Offshore Services, Inc. as of December 31, 2002 and the three years then ended and our report dated July 18, 2002 relating to the combined financial statements of Spentonbush/Red Star Group as of December 31, 2000 and for the year then ended in the Form S-1 Registration Statement and related Prospectus of Hornbeck Offshore Services, Inc. dated September 19, 2003.


                                        /s/ Ernst & Young LLP

New Orleans, Louisiana
September 19, 2003